Exhibit 19.1

Vera Therapeutics, Inc.

Insider Trading Policy

1.
Introduction

During the course of your relationship with Vera Therapeutics, Inc. (the “Company”), you may receive material information that is not yet public (“material nonpublic information”) about the Company or about other publicly traded companies. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in the Company’s securities and in the securities of other applicable publicly traded companies, in each case by our directors, officers, other employees and consultants who are advised that they are subject to this policy and who may become aware of material nonpublic information (“designated consultants”) and the other persons or entities subject to this policy as described below. In addition, it is the Company’s policy to comply with applicable laws and regulations related to insider trading when engaging in transactions in the Company’s securities.

2.
Statement of Policy

It is the policy of the Company that an employee, director or designated consultant of the Company (or any other person subject to this policy) who is aware of material nonpublic information relating to the Company may not, directly or indirectly:

• engage in any transactions in the Company’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;

• recommend the purchase, holding or sale of any of the Company’s securities;

• disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, such as family, friends, business associates, and investors, unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

• assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information. It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions. All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee,” the person to whom the insider disclosed material nonpublic information, and to the “tipper.”. In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of the Company that no employee, director or designated consultant of the Company (or any other person or entity subject to this policy) may either (a) recommend to another person or entity that they buy, hold, or sell the Company’s securities at any time or (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company).

In addition, it is the policy of the Company that no person subject to this policy who, in the course of such person’s relationship with the Company, learns of any confidential information that is material to another publicly traded company may trade in that other company’s securities until the information becomes public or is no longer material to that other company. Moreover, it is the policy of the Company that no person subject to this policy who, in the course of such person’s relationship with the Company, learns of any confidential information about one company (including the Company) that could affect the share price of a different publicly traded company may trade in such other publicly traded company's securities until the information becomes public or is no longer material.

There are no exceptions to this policy, except as specifically noted above or below.

3.
Transactions Subject to this Policy

This policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of the Company’s Class A Common Stock (“common stock”) in the public market but also any other purchases, sales, transfers, or other acquisitions and dispositions of common or preferred equity, options, warrants, and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

4.
Persons Subject To This Policy

This policy applies to you and all other employees, directors, officers and designated consultants of the Company and its subsidiaries. This policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, and any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund). However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established and certified to the Company that it has its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

5.
Material Nonpublic Information

Material information

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. If you possess material nonpublic information, you may not trade in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated, as described below. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the inside information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes, but is not limited to, engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

You may not participate in “chat rooms” or other electronic discussion groups or contribute to blogs, bulletin boards or social media forums on the internet concerning the activities of the Company or other companies with which the Company does business, even if you do so anonymously, unless doing so is part of your job responsibilities and you have explicit authorization from the Chief Executive Officer or Chief Legal Officer or another individual designated by either of them as a clearing officer (each, a “Clearing Officer”).

Although by no means an all-inclusive list, information about the following items may be considered to be material nonpublic information until it is publicly disseminated:

• financial results or forecasts;

• status of product or product candidate development or regulatory approvals;

• clinical data relating to products or product candidates;

• timelines for pre-clinical studies or clinical trials;

• acquisitions or dispositions of assets, divisions or companies;

• public or private sales of debt or equity securities;

• stock splits, dividends or changes in dividend policy;

• the establishment of a repurchase program for the Company’s securities;

• gain or loss of a significant licensor, licensee or supplier;

• changes or new partner relationships, collaborations or grants;

• notice of issuance or denial of patents;

• regulatory developments;

• management or control changes;

• employee layoffs;

• a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities and information technology infrastructure;

• tender offers or proxy fights;

• accounting restatements;

• litigation or settlements; and

• impending bankruptcy.

When information is considered public

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the Securities and Exchange Commission (the “SEC”), or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after one full trading day has elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Friday (in each case subject to any pre-clearance requirements set forth in this policy). Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information.

6.
Stock Trading by Directors, Officers, Employees and other Service Providers

Pre-Clearance and Advance Notice of Transactions

All directors, officers, other employees and designated consultants and their Related Persons are required to notify and receive approval from a Clearing Officer prior to engaging in transactions in the Company’s securities and observe other restrictions designed to minimize the risk of apparent or actual insider trading as set forth in Section 9.

From time to time, we may also require that certain persons limit their transactions in the Company’s securities to certain trading window periods as described below.

Trading Window Period and Trading Blackout Period

From time to time, the Company may generally prohibit directors, employees and designated consultants from buying or selling securities outside of a time period the Company designates as an open trading window (such period when trading is allowed is referred to as a “trading window period” and such period when trading is not allowed is referred to as a “trading blackout period”). As of the effective date of this policy, the Company has not instituted a trading window period. In the event the Company institutes a trading window period after the effective date of this policy, directors, employees and designated consultants will additionally be subject to the requirements of this paragraph.

In the event the Company institutes a trading window period, except as set forth in this paragraph and in Section 7 of this policy, directors, officers, other employees and designated consultants may buy or sell securities of the Company only during a window period that opens after one full trading day has elapsed after the public dissemination of the Company’s annual or quarterly financial results and closes on the last trading day a set number of weeks before the end of the quarter. This window period may be closed early or may not open if, in the judgment of a Clearing Officer, there exists undisclosed information that would make trades inappropriate. In addition to a trading window period, the Company may close the trading window at any time and for any duration pending public release of material news. It is important to note that the fact that the trading window is closed should itself be considered inside information. An employee or director who believes that special circumstances require a trade during a closing trading window should consult with a Clearing Officer. Permission to trade during a closed trading window will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

7.
Exceptions to this Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

7.1
Option Exercises. Except for the advance notice requirement described in Section 9, this policy does not apply to the exercise of options granted under the Company’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company or by delivery to the Company of already-owned stock of the Company. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes. Additionally, advance notice of option exercises is required pursuant to Section 9.
7.2
Tax Withholding Transactions. This policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options, or other equity awards granted under the Company’s equity compensation plans. Of course, any market sale of the stock received upon exercise or vesting of any such equity awards remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.
7.3
Sell-to-Cover Transactions. This policy does not apply to the sale of shares of the Company’s common stock for the limited purpose of covering tax withholding obligations (and any associated broker or other fees) (a “sell-to-cover transaction”), provided that, (i) prior to such sale, you elect to sell such shares to cover tax withholding obligations in a manner approved by a Clearing Officer in accordance with this policy or (ii) such sell-to-cover transaction is effected pursuant to a sell-to-cover program mandated by the Company.
7.4
Sales in a Registered Public Offering. This policy does not apply to sales of the Company’s securities as a selling stockholder in a registered public offering in accordance with applicable securities laws.
7.5
ESPP. This policy does not apply to the purchase of stock by employees under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP. This policy does, however, apply to an employee’s initial election to participate in the ESPP, changes to an employee’s election to participate in the ESPP for any enrollment period, or to the subsequent sale of the stock acquired pursuant to the ESPP.
7.6
10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), employees, directors, and designated consultants may establish a trading plan under which a broker is instructed to buy and sell Company securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Company securities pursuant to that Trading Plan are not subject to this policy. To be properly established, an employee’s, director’s, or designated consultant’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when they were unaware of any material nonpublic information relating the Company or the securities subject to the Trading Plan and when the Company was not otherwise in a trading blackout period. Moreover, all Trading Plans must be reviewed and approved by a Clearing Officer before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.
7.7
Domestic Relations Order. This policy does not apply to the acquisition or disposition of the Company’s securities pursuant to a domestic relations order, as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.
7.8
Gifts. This policy does not apply to bona fide gifts of Company securities that have been pre-cleared by a Clearing Officer in accordance with Section 9 below. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. Pre-clearance will not be given for gifts occurring during a blackout period or when an employee, director or designated consultant is in possession of material non-public information if the recipient could reasonably be expected to sell Company securities into the public market during the blackout period during which the gift is made (e.g., a donation to a charitable organization).
8.
Special and Prohibited Transactions
8.1
Inherently Speculative Transactions. No employee, director or designated consultant of the Company may engage in short sales, transactions in put options, call options, or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s stock.
8.2
Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a Company employee, director or designated consultant to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee, director or designated consultant of the Company may no longer have the same objectives as the Company’s other stockholders. Therefore, Company employees, directors and designated consultants are prohibited from engaging in any such transactions.
8.3
Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, employees, directors and designated consultants of the Company are prohibited from holding securities of the Company in a margin account or otherwise pledging the Company’s securities as collateral for a loan.
8.4
Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an employee, director or designated consultant of the Company is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to this policy.
9.
Pre-Clearance and Advance Notice of Transactions

In addition to the requirements listed above, directors, officers, other employees and designated consultants and their Related Persons may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan, gift or other transfer of beneficial ownership, or enter into, modify or terminate any contract, instruction or written plan or arrangement in the Company’s securities, without first obtaining pre-clearance of the transaction from a Clearing Officer at least two business days in advance of the proposed transaction. The request for pre-clearance should identify (i) the name of the person who will engage in the proposed transaction, (ii) the type of the proposed transaction

(for example, open market purchase or sale, privately negotiated purchase or sale, or gift), (iii) the proposed transaction date and (iv) the type and number of securities to be involved in the proposed transaction. Unless otherwise determined by a Clearing Officer, the person who will engage in the proposed transaction must also execute a certification (in a form acceptable to the Clearing Officer) that they are not aware of any material nonpublic information about the Company or its securities. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the Compliance Officer (as identified in the Company’s Section 16 Compliance Program) to assist, if applicable, in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Clearing Officer may, at such person’s discretion, shorten such period of time.

Advance notice of plans to exercise an outstanding stock option by directors and executive officers of the Company shall be given to a Clearing Officer at least two business days in advance of the proposed exercise. Upon completion of any transaction, the director or executive officer must immediately notify the Compliance Officer and any other individual(s) identified in Section 1 of the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

10.
Short-Swing Trading, Control Stock and Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

11.
Prohibition Of Trading During Pension Plan Blackouts

No director or executive officer of the Company may, directly or indirectly, purchase, sell or otherwise transfer any equity security of the Company (other than an exempt security) during any “blackout period” (as defined in Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with such person’s service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. The Company will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no director or executive officer of the Company should engage in any transactions in the Company’s securities, even if believed to be exempt from Regulation BTR, without first consulting with a Clearing Officer.

12.
Policy’s Duration

This policy continues to apply to your transactions in the Company’s securities and the securities of other applicable public companies as more specifically set forth in this policy, even after your relationship with the Company has ended. If you are aware of material nonpublic information when your relationship with the Company ends, you may not trade the Company’s securities or the securities of other applicable companies until the material nonpublic information has been publicly disseminated or is no longer material. Further, if you leave the Company during a trading blackout period, then you may not trade in the Company’s securities or the securities of other applicable companies until the trading blackout period has ended.

13.
Individual Responsibility

Persons subject to this policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities or the securities of other applicable public companies while aware of material nonpublic information. Each individual is responsible for complying with this policy, and making sure that any family member, household member, or other person or entity whose transactions are subject to this policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any employee or director of the Company pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this policy or applicable securities laws. See “Penalties” below.

14.
Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by the Company, including termination of employment. Anyone who has questions about this policy should contact their own attorney or a Clearing Officer. Please also see Frequently Asked Questions, which are attached as Exhibit A.

15.
Amendments

The Company reserves the right to amend, alter or terminate this policy at any time and for any reason. This policy may be amended with the approval of the Board of Directors of the Company or a duly authorized committee thereof.

Amended and Restated: February 27, 2025

Exhibit 19.1

Exhibit A

Insider Trading Policy

Frequently Asked Questions

1.
What is insider trading?

Generally speaking, insider trading is the buying or selling of stocks, bonds, futures, or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities. Insider trading also includes trading in related financial instruments, including derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If, during the course of your relationship with the Company, you become aware of material nonpublic information about the Company and you trade in the Company’s securities, you have broken the law and violated our insider trading policy. In addition, our insider trading policy provides that if in the course of your relationship with the Company, you learn of any confidential information that is material to another publicly traded company, you may not trade in that other company’s securities until the information becomes public or is no longer material to that other company. Finally, our insider trading policy provides that, if in the course of your relationship with the Company, you learn of material nonpublic information about one company (including the Company) that could affect that share price of a different publicly traded company, you may not trade in such other publicly traded company’s securities until the information becomes public or is no longer material.

2.
Why is insider trading illegal?

If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

3.
What is material nonpublic information?

Information is material if it would influence a reasonable investor to buy or sell a stock, bond future, related financial instruments or other securities. This could mean many things: financial results, clinical or regulatory results, potential acquisitions, or major contracts to name just a few. Information is nonpublic if it has not yet been publicly disseminated within the meaning of our insider trading policy.

4.
Who can be guilty of insider trading?

Anyone who buys or sells a security or related financial instrument while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security or related financial instrument, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at Company. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security or related financial instrument, you may be found guilty of insider trading.

5.
What if I work outside the United States?

The same rules apply to U.S. and foreign employees and designated consultants. The Securities and Exchange Commission (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a Company director, employee, or designated consultant, our policies apply to you no matter where you work.

6.
What if I don’t buy or sell anything, but I tell someone else material nonpublic information and they buy or sell?

That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside the Company, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company). This includes anonymous discussions on the internet about the Company or companies with which the Company does business.

7.
What if I don’t tell them the information itself; I just tell them whether they should buy or sell?

That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell the Company’s common stock or any derivative security or related financial instruments related to the Company’s common stock while you are in possession of material nonpublic information, since that could be a form of tipping.

8.
What are the sanctions if I trade on material nonpublic information or tip off someone else?

In addition to disciplinary action by the Company—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

9.
What is “loss avoided”?

If you sell the Company’s common stock or related financial instrument before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

10.
Am I restricted from trading securities of any companies other than the Company, or any publicly traded company whose share price could be affected by material nonpublic information I learned of in the course of my relationship with the Company, for example a partner or competitor of the Company?

Yes, you may be restricted from doing so due to your awareness of material nonpublic information. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. You should be particularly conscious of this restriction if, through your position at the Company, you sometimes obtain sensitive, material information about other companies and their business dealings with the Company. Please also refer to Question 1 above and our insider trading policy with respect to restrictions on trading in the securities of other public companies.

11.
So if I do not trade Company securities when I have material nonpublic information, and I don’t “tip” other people, I am in the clear, right?

Not necessarily. Even if you do not violate U.S. law, you may still violate our policies. For example, employees and designated consultants may violate our policies by breaching their confidentiality obligations or by recommending the Company stock as an investment, even if these actions do not violate securities laws. Our policies are stricter than the law requires so that we and our employees and designated consultants can avoid even the appearance of wrongdoing. Therefore, please review the entire policy carefully.

12.
So when can I buy or sell my securities of the Company?

If you are aware of material nonpublic information, you may not buy or sell our common stock until one full trading day has elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of our insider trading policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in our securities on Thursday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in our securities on Friday (in each case subject to any pre-clearance requirements set forth in this policy). Even if you are not aware of any material nonpublic information, you may not trade our common stock during any trading “blackout” period. And finally, all directors, officers, other employees and designated consultants must pre-clear any purchases or sales of stock with a Clearing Officer two business days in advance of the proposed transaction as set forth in Section 9.

13.
If I have an open order to buy or sell securities of the Company on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

No, unless it is in connection with a 10b5-1 trading plan (see Question 26 below). If you have any open orders when a blackout period commences other than in connection with a 10b5-1 trading plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 trading plan, you will have violated our insider trading policy and may also have violated insider trading laws.

14.
Am I allowed to trade derivative securities of Company’s common stock?

No. Under our policies, you may not trade in derivative securities related to our common stock, which include publicly traded call and put options. In addition, under our policies, you may not engage in short selling of our common stock at any time.

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under our equity compensation plans, which are not derivative securities for purposes of this policy.

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

15.
Why does the Company prohibit trading in derivative securities and short selling?

Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. We are dedicated to building stockholder value, short selling our common stock conflicts with our values and would not be well received by our stockholders.

16.
Can I purchase Company securities on margin or hold them in a margin account?

No. Under our policies, you may not purchase our common stock on margin or hold it in a margin account at any time.

“Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase our securities. Holding our securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm.

17.
Why does the Company prohibit me from purchasing securities of the Company on margin or holding them in a margin account?

Margin loans are subject to a margin call whether or not you possess material nonpublic information at the time of the call. If a margin call were to be made at a time when you were aware of material nonpublic information and you could not or did not supply other collateral, you may be liable under insider trading laws because of the sale of the securities (through the margin call). The sale would be attributed to you even though the lender made the ultimate determination to sell. The U.S. Securities and Exchange Commission takes the view that you made the determination to not supply the additional collateral and you are therefore responsible for the sale.

18.
Can I pledge my Company shares as collateral for a personal loan?

A: No. Pledging your shares as collateral for a personal loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

19.
Can I hedge my ownership position in the Company?

No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds are prohibited by our insider trading policy. Since such hedging transactions allow you to continue to own the Company’s securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership, you may no longer have the same objectives as the Company’s other stockholders. Therefore, our insider trading policy prohibits you from engaging in any such transactions.

20.
Can I exercise options granted to me under the Company’s equity compensation plans during a trading blackout period or when I possess material nonpublic information?

Yes. You may exercise the options for cash (or via net exercise transaction with the company) and receive shares, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information. To be clear, you may not effect a broker-assisted cashless exercise (these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information.

21.
Am I subject to trading blackout periods if I am no longer an employee or consultant of the Company?

It depends. If your employment with the Company ends during a trading blackout period, you will be subject to the remainder of that trading blackout period. If your employment with the Company ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to our trading blackout period after you leave the Company, you should not trade in Company securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of our insider trading policy.

22.
Can I gift stock while I possess material nonpublic information or during a trading blackout period?

It depends. Because of the potential for the appearance of impropriety, you may only make bona fide gifts of our common stock when you are aware of material nonpublic information or during a trading blackout period if (and only if) the gift has been pre-cleared by a Clearing Officer. Whether a gift is truly bona fide will depend on the facts and circumstances surrounding each gift. Pre-clearance will not be given for gifts occurring during a blackout period if the recipient could reasonably be expected to sell Company securities into the public market during the blackout period during which the gift is made (e.g., a donation to a charitable organization).

23.
What if I purchased publicly traded options or other derivative securities before I became a Company employee or consultant?

The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

24.
May I own shares of a mutual fund that invests in the Company?

Yes.

25.
Are mutual fund shares holding the Company’s common stock subject to the trading blackout periods?

No. You may trade in mutual funds holding the Company’s common stock at any time.

26.
May I use a “routine trading program” or “10b5-1 plan”?

Yes, subject to the requirements discussed in our insider trading policy and any 10b5-1 trading plan guidelines. A routine trading program, also known as a 10b5-1 plan, allows you to set up a highly structured program with your stock broker where you specify ahead of time the date, price, and amount of securities to be traded. If you wish to create a 10b5-1 plan, please contact a Clearing Officer for approval.

27.
What happens if I violate our insider trading policy?

Violating our policies may result in disciplinary action, which may include termination of your employment or other relationship with the Company. In addition, you may be subject to criminal and civil sanctions.

28.
Who should I contact if I have questions about our insider trading policy or specific trades?

You should contact a Clearing Officer.